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FOR IMMEDIATE RELEASE           CONTACT:  VINCE KELLY, CHIEF FINANCIAL OFFICER
                                                  (703) 660-6677, EXT. 6650 OR
                                          PAUL LIBERTY, VP, INVESTOR RELATIONS
                                                     (703) 660-6677, EXT. 6260
                                                   URL:HTTP//WWW.METROCALL.COM
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                     METROCALL COMPLETES A+ NETWORK MERGER

         COMPANY CONSUMMATES  PRIVATE EQUITY PLACEMENT AND BOND TENDER


     November 15, 1996, Alexandria, VA and Nashville, TN.

     Metrocall, Inc. (MCLL - NASDAQ NMS) announced today that the Company has completed its merger with A+ Network, Inc. (ACOM - NASDAQ NMS). The Company also announced that it has completed a private equity placement with three financial institutions, SunAmerica, Inc., John Hancock Mutual Life and UBS Capital LLC, a wholly owned subsidiary of Union Bank of Switzerland, for $39.9 million of Series A Preferred Stock and Warrants. In addition, Metrocall has completed its offer to purchase for cash substantially all of A+ Network's Senior Subordinated Notes.

     "The merger with A+ Network as well as our equity placement reinforces Metrocall's position as an industry consolidator and marks the completion of another significant element of our strategic plan. The capital markets once again have demonstrated great confidence in Metrocall and the paging industry. With the completion of this merger, Metrocall is now the fifth largest paging company with approximately 2.1 million subscribers. The combination with A+ Network as well as our strengthened capital structure positions Metrocall as a leader in this growth industry," said William L. Collins, III, Chief Executive Officer and President of Metrocall.

     Charles (Chuck) A. Emling, III, President and CEO of A+ Network, who will become the Regional President of Metrocall's southeastern region added, "We welcome the opportunity to join forces with Metrocall and its outstanding team. We look forward to incorporating our distribution capabilities and affiliate program into Metrocall's national network." Two members of the A+ Network board of directors, Elliott H. Singer and Ray D. Russenberger, will join Metrocall's board of directors.





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     A+ Network operates in the states of Florida, Georgia, Alabama, North
Carolina, South Carolina, Mississippi, Louisiana, Texas, Tennessee, and Virginia. Currently, A+ Network has approximately 660,000 paging units in service. In addition, A+ Network provides Metrocall an equity ownership position in CONXUS (formally known as PCS Development Corp.), a nationwide Narrowband Wireless PCS provider.

     Metrocall, Inc., headquartered in Alexandria, Virginia, offers paging and wireless messaging in all 50 states and over 1000 cities through its Nationwide Wireless Network to its approximately 2.1 million subscribers.

                                     # # #


                                    # # # #

                              SUPPLEMENTAL DETAILS

                            TERMS OF PREFERRED STOCK,

                         A+ NETWORK BONDS TENDER OFFER,
                                  AND MERGER

     Under the terms of the private equity agreement, each Unit, consisting of one share of Preferred Stock and one warrant, will be issued for a purchase price of $250. The Preferred Stock carries a dividend of 14%, payable semi-annually in cash or in additional shares of Preferred Stock at Metrocall's option. Holders of Preferred Stock will have the right, beginning five years from the date of issuance, to convert their Preferred Stock (including shares issued as dividends) into shares of Metrocall's common stock based on the market price of the common stock at the time. The Preferred Stock is subject to redemption by holders 12 years from the date of issuance, and to redemption by Metrocall beginning 3 years from the date of issuance. If Metrocall redeems the Preferred Stock prior to the fifth anniversary of issuance, it will pay redemption premiums, if any, sufficient to assure the holders a 25% aggregate return on the Units if redeemed in the third year or a 20% return if redeemed in the fourth year. Thereafter, the Preferred Stock can be redeemed for the redemption price of $250 per share. Holders of the Preferred Stock will have the right to elect two directors of Metrocall.





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     Each warrant will represent the right of the holder to purchase 18.266 shares of Metrocall's common stock, representing an aggregate of 2.915 million shares. The exercise price per share has been set at $7.40. The warrants contain certain provisions for adjustment in the exercise price in the event Metrocall sells common stock or rights to purchase common stock in private transactions for less than 125% of the then current market price and other customary anti-dilution provisions. The warrants will expire 5 years from the date of issuance.

     The issuance of Units will not be registered under the Securities Act of 1933, as amended and the Units may not be offered or sold in the United States absent such registration or an applicable exemption from registration requirements. The Toronto-Dominion Bank acted as agent on this private placement.

     Additionally, the Company has successfully completed its tender offer and consent solicitation relating to the "A+ Notes". The tender offer for the A+ Notes expired at 12 midnight on November 14, 1996 and the related consent solicitation expired at 5 p.m., November 5, 1996. The aggregate principal amount of the A+ Notes tendered was $122.5 million representing approximately 98% of the aggregate outstanding principal amount of $125 million. Having received consents from holders representing in excess of a majority of the outstanding A+ Notes to amend the indenture relating to the A+ Notes, A+ Network, Inc. and the trustee for the A+ Notes have executed a supplemental indenture. The Company intends to deliver the tender offer consideration and consent payments to the Depositary for the tender offer today, November 15, and expects that payments will be made to all tendering and consenting holders by the Depositary as promptly as practicable thereafter. Toronto Dominion Securities acted as Dealer Manager and Solicitation Agent on the tender offer and consent solicitation.

     As a result of the merger, A+ Network shareholders will be entitled to receive 1.17877 shares of Metrocall Common Stock for each A+ Network share. A+ Network shareholders will also receive one indexed variable common right (VCR) for each Metrocall share they receive. Each VCR represents the right to receive payment of up to $5 in Metrocall stock or cash, at Metrocall's option, if the trading price of Metrocall shares at November 15, 1997, is less than a target price. The target price will be indexed downward, not above the original target price of $21.10, based on changes in the average trading prices of Arch Communications Group, Inc., Mobil Media Communications, Inc., and ProNet, Inc. since the announcement of the merger. If changes in the index cause the target price to fall below a floor price of $16.10 (which is not indexed), the VCR payment will be zero regardless of the price at which Metrocall shares are trading. As of today, the target price is below $16.10, and no payment on the VCRs would be made if they expired today. No assurances can be given as to the prices at which Metrocall shares or those in the paging company index will trade in the future, and, therefore, as to any future values of the VCRs.

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